Exhibit 10.6

PUT OPTION AGREEMENT

BY AND BETWEEN

EXELON GENERATION COMPANY, LLC

AND

ZIONSOLUTIONS, LLC

SEPTEMBER 1, 2010

TABLE OF CONTENTS

1.	DEFINITIONS	3

1.1.	DEFINITIONS	3
1.2.	CERTAIN INTERPRETIVE MATTERS	13

2.	OPTION	14

2.1.	GRANT OF OPTION; EXERCISE OF OPTION	14
2.2.	PUT OPTION ASSETS	14
2.3.	PUT OPTION LIABILITIES	16
2.4.	END STATE CONDITIONS FOR EXERCISE OF PUT OPTION	19

3.	THE PUT OPTION CLOSING	19

3.1.	PUT OPTION CLOSING	19
3.2.	PAYMENT OF PURCHASE PRICE	20
3.3.	PRORATIONS	20
3.4.	DELIVERIES BY ZIONSOLUTIONS	21
3.5.	DELIVERIES BY EXELON	22

4.	REPRESENTATIONS AND WARRANTIES OF ZIONSOLUTIONS	22

4.1.	TITLE TO PUT OPTION ASSETS	22

5.	COVENANTS OF THE PARTIES	23

5.1.	CONDUCT OF ZIONSOLUTIONS	23
5.2.	CONDUCT OF EXELON	24
5.3.	CONDUCT OF PARTIES	25
5.4.	EXPENSES	25
5.5.	PUBLIC STATEMENTS	25
5.6.	TAX MATTERS	25

6.	CONDITIONS	28

6.1.	CONDITIONS TO OBLIGATIONS OF ZIONSOLUTIONS	28
6.2.	CONDITIONS TO OBLIGATIONS OF EXELON	29

7.	INDEMNIFICATION	30

7.1.	INDEMNIFICATION	30
7.2.	DEFENSE OF CLAIMS	32

8.	MISCELLANEOUS PROVISIONS	34

8.1.	AMENDMENT AND MODIFICATION	34
8.2.	WAIVER OF COMPLIANCE; CONSENTS	34
8.3.	SURVIVAL OF WARRANTIES, COVENANTS AND OBLIGATIONS	34
8.4.	NOTICES	34
8.5.	ASSIGNMENT	35
8.6.	GOVERNING LAW	36
8.7.	COUNTERPARTS	36
8.8.	ATTACHMENTS AND SCHEDULES	36
8.9.	ENTIRE AGREEMENT	36
8.10.	ACKNOWLEDGMENT; INDEPENDENT DUE DILIGENCE	37
8.11.	BULK SALES LAWS	37
8.12.	NO JOINT VENTURE	37
8.13.	CHANGE IN LAW	38
8.14.	SEVERABILITY	38
8.15.	SPECIFIC PERFORMANCE	38

LIST OF ATTACHMENTS AND SCHEDULES

ATTACHMENTS

Attachment D-1	Form of Assignment and Assumption Agreement
Attachment D-2	Form of Bill of Sale
Attachment D-3	Form of Put Option Exercise Notice

SCHEDULES

1.1 (80)	Required Regulatory Approvals

1.1 (97)	ZionSolutions’ Agreements

PUT OPTION AGREEMENT

This PUT OPTION AGREEMENT, dated as of September 1, 2010 (the “Agreement”), is by and between EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (“Exelon”), and ZIONSOLUTIONS, LLC, a Delaware limited liability company (“ZionSolutions”). Exelon and ZionSolutions are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to that Asset Sale Agreement, dated as of December 11, 2007 (as amended, the “Asset Sale Agreement”) by and among Exelon, ZionSolutions and EnergySolutions, LLC, a Utah limited liability company and the parent Company of ZionSolutions (“ZionSolutions’ Parent”), and EnergySolutions, Inc., a Delaware corporation, Exelon has agreed, subject to the terms and conditions of the Asset Sale Agreement, to sell, assign, convey, transfer and deliver all of its right, title and interest to the Zion Assets (as defined in the Asset Sale Agreement) to ZionSolutions, and ZionSolutions has agreed, subject to the terms and conditions of the Asset Sale Agreement, to assume and discharge the Assumed Liabilities (as defined in the Asset Sale Agreement);

WHEREAS, pursuant to that Lease Agreement, dated as of September 1, 2010 (the “Lease Agreement”) by and between Exelon and ZionSolutions, Exelon has agreed to lease the Premises (as defined in the Lease Agreement) to ZionSolutions; and

WHEREAS, Exelon has agreed to grant to ZionSolutions the Put Option (as defined below) on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

1.                                      DEFINITIONS

1.1.                            Definitions.

As used in this Agreement, the following terms have the meanings specified in this Section 1.1.  All terms not otherwise defined herein shall have the meanings ascribed to them in the Asset Sale Agreement or the Lease Agreement.

(1)           “Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(2)           “Agreement” means this Put Option Agreement, together with the Schedules and Attachments hereto, as the same may be from time to time amended.

(3)           “Amended NRC Licenses” means the NRC Part 50 Operating Licenses for the ISFSI Island, including embedded licenses for possession of byproduct and special nuclear material.

(4)           “Asset Sale Agreement” has the meaning set forth in the preamble.

(5)           “Atomic Energy Act” means the Atomic Energy Act of 1954, as amended, 42 U.S.C. Section 2011 et seq.

(6)           “Business Books and Records” has the meaning set forth in Section 2.2.4.

(7)           “Business Day” shall mean any day other than Saturday, Sunday and any day on which banking institutions in the State of Illinois are authorized by law or other governmental action to close.

(8)           “Buyer Backup NDT” has the meaning set forth in the Asset Sale Agreement.

(9)           “Buyer NDF” means the trust fund, if any, maintained by ZionSolutions after the Closing with respect to the Facilities for purposes of Decommissioning which does not meet the requirements of Code Section 468A and Treas. Reg. § 1.468A-5.

(10)         “Buyer QDF” means the trust fund maintained by ZionSolutions after the Closing with respect to the Facilities for purposes of Decommissioning which the IRS has determined prior to the Closing Date meets the requirements of Code Section 468A and Treas. Reg. § 1.468A-5.

(11)         “Byproduct Material” means any radioactive material (except Special Nuclear Material) yielded in, or made radioactive by, exposure to the radiation incident to the process of producing or utilizing Special Nuclear Material.

(12)         “Class A Low Level Waste” means Low Level Waste whose physical form and characteristics meet the minimum requirements set forth in 10 C.F.R. § 61.56(a) but are not Greater Than Class C Waste and not classified as Class B or Class C Low Level Waste under 10 C.F.R. § 61.55(a)(2).

(13)         “Class B Low Level Waste” means Low Level Waste classified by the NRC as Class B low level waste in accordance with the provisions of 10 C.F.R. § 61.55 and 10 C.F.R. § 61.56.

(14)         “Clive, Utah Facility” means the facility operated by ZionSolutions’ Parent in Clive, Utah, which is licensed to dispose of Class A Low Level Waste.

(15)         “Closing Date” means the date of the closing of the Asset Sale Agreement.

(16)         “Code” means the Internal Revenue Code of 1986, as amended.

(17)         “Commercially Reasonable Efforts” mean efforts which are designed to enable a Party, directly or indirectly, to expeditiously satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume Liabilities other than expenditures and

Liability assumptions which are customary and reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

(18)         “Decommission” and “Decommissioning” mean (i) the dismantlement and removal of the Facilities and any reduction or removal of radioactivity at the Zion Station Site to a level that permits the release of all or any specified portion of the Zion Station Site for unrestricted use, as specified in 10 CFR 20.1402; (ii) all other activities necessary for the retirement, dismantlement, decontamination and/or storage of the Facilities to comply with all applicable Nuclear Laws and Environmental Laws, including the applicable requirements of the Atomic Energy Act and the NRC’s rules, regulations, orders and pronouncements thereunder; and (iii) any planning and administrative activities incidental thereto; provided, however, that compliance with Environmental Laws shall not be required for any activities described in clause (i) or (ii) relating to the Switchyard.

(19)         “Direct Claim” has the meaning set forth in Section 7.2.4.

(20)         “Encumbrances” means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, conservation easements, deed restrictions, easements, encumbrances and charges of any kind.

(21)         “End State Conditions” has the meaning set forth in Section 2.4.

(22)         “Energy Reorganization Act” means the Energy Reorganization Act of 1974, as amended.

(23)         “Environment” means all soil, real property, air, water (including surface waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments or land, including land surface or subsurface strata, including all fish, plant, wildlife, and other biota and any other environmental medium or natural resource.

(24)         “Environmental Laws” means all Laws, other than Nuclear Laws, in effect at any time prior to the earlier of the Put Option Closing or termination of the NRC Licenses regarding pollution or protection of the Environment, the conservation and management of land, natural resources and wildlife or human health and safety or the Occupational Safety and Health Act (only as it relates to Hazardous Substances), including, without limitation, Laws regarding Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances.  “Environmental Laws” include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right to-Know Act (42 U.S.C. §§ 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) only as it relates to Hazardous Substances, and all other state and federal Laws (including common law) analogous to any of the above.

(25)         “Environmental Liabilities” means: (i) any liability, to the extent relating to the disposal, storage, transportation, discharge, release, recycling, or the arrangement for such activities of Hazardous Substances from the Zion Station Site; (ii) the presence of Hazardous Substances in, on or under the Zion Station Site regardless of how the Hazardous Substances came to rest at, on or under the Zion Station Site; (iii) the failure of the Zion Station Site, to be in compliance with any Environmental Laws; and (iv) any other act or omission, or condition existing with respect to the Put Option Assets or the Zion Station Site that gives rise to any liability under Environmental Laws.

(26)         “Environmental Permit” means any federal, state or local permits, licenses, approvals, consents, registrations or authorizations required by any Governmental Authority under or in connection with any Environmental Law including any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

(27)         “Event of Default” has the meaning set forth in the Pledge Agreement.

(28)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(29)         “Excluded Liabilities” has the meaning set forth in Section 2.3.

(30)         “Exelon” has the meaning set forth in the preamble.

(31)         “Exelon Indemnitee” has the meaning set forth in Section 7.1.1.

(32)         “Good Utility Practices” means any of the practices, methods and activities generally accepted in the electric utility industry in the United States of America as good practices applicable to non-operating nuclear generating facilities of similar design, size and capacity and consistent with past practice at the Facilities or any of the practices, methods or activities which, in the exercise of reasonable judgment by a prudent Person in light of the facts known at the time the decision was made (other than the fact that such Person is in the process of selling the facility), could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and applicable Laws including Nuclear Laws and Laws relating to the protection of public health and safety.  Good Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the electric utility industry in the United States of America.

(33)         “Governmental Authority” means any federal, state, local, provincial, foreign, international or other governmental, regulatory or administrative agency, taxing authority, commission, department, board, or other governmental subdivision, court, tribunal, arbitrating body or other governmental authority.

(34)         “Greater Than Class C Waste” means all radioactive waste located at the Zion Station Site that contains radionuclide concentrations exceeding the values in Table 1 or

Table 2 of 10 CFR 61.55, and therefore is currently not generally acceptable for disposal at existing (near surface) low level radioactive waste disposal facilities and any such radioactive waste created during the course of Decommissioning.

(36) “Hazardous Substances” means: (i) any petroleum, asbestos, asbestos-containing material, and urea formaldehyde foam insulation and transformers or other equipment that contains polychlorinated biphenyls; (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” “hazardous air pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law; excluding, however, any Nuclear Material.

(37)  “Income Tax” means any Tax (i) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes); or (ii) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise Taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (i), in each case together with any interest, penalties or additions to such Tax.

(38)   “Indemnifiable Loss” has the meaning set forth in Sections 7.1.1 and 7.2.2.

(39)  “Indemnitee” means either an Exelon Indemnitee or a ZionSolutions Indemnitee.

(40)  “Independent Accounting Firm” has the meaning set forth in Section 5.6.4.

(41)  “Irrevocable Letter of Credit” means the irrevocable letter of credit in the form of Exhibit A to the Credit Support Agreement.

(42)  “IRS” means the United States Internal Revenue Service or any successor agency thereto.

(43)  “ISFSI Island” has the meaning set forth in the Lease Agreement.

(44)  “Knowledge” means with respect to ZionSolutions, the actual knowledge (based on a reasonable inquiry) of appropriate employees of ZionSolutions or the corporate officers who are charged with responsibility for the particular function relating to the specific matter of the inquiry.

(45)  “Law or Laws” means all laws, rules, regulations, codes, statutes, ordinances, decrees, treaties, and/or administrative orders of any Governmental Authority including administrative and judicial interpretations thereof and common law.

(46)  “Lease Agreement” has the meaning set forth in the preamble.

(47)  “Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) other than any liability for Taxes.

(48)  “Loss” or “Losses” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including all Remediation costs, fees of attorneys, accountants and other experts, or other expenses of litigation or proceedings or of any claim, default or assessment).

(49)  “Low Level Waste” means radioactive material that: (i) is neither Spent Nuclear Fuel as defined herein, nor Byproduct Material; and (ii) the NRC, consistent with existing law and clause (i) above classifies as low-level radioactive waste.

(50)  “Material Adverse Effect” means: (i) any change in, or effect on, the Option Assets that is or reasonably could be materially adverse to the value of the Put Option Assets, taken as a whole; or (ii) a material adverse effect on the ability of ZionSolutions to perform its obligations hereunder.  Notwithstanding the foregoing, a “Material Adverse Effect” shall not include: (i) any change in any Law generally applicable to similarly situated Persons; (ii) any change in the application or enforcement of any Law, by any Governmental Authority, with respect to the Facilities or to similarly situated Persons, unless such change in application or enforcement prohibits consummation of the transactions contemplated by this Agreement; or (iii) any changes resulting from or associated with acts of war or terrorism or changes imposed by a Governmental Authority associated with additional security to address concerns of terrorism, arising out of the events of September 11, 2001, or otherwise; provided, however, that such case does not affect the Facilities or the Parties in any manner or degree significantly different than the industry as a whole; and provided, further, that any loss, claim, occurrence, change or effect that is cured prior to the Put Option Closing Date shall not be considered a Material Adverse Effect.

(51)  “NEIL” means Nuclear Electric Insurance Limited, or any successor thereto.

(52)  “New VAR Facility” has the meaning set forth in the Lease Agreement.

(53)  “Non-material Contracts” means those contracts, agreements, personal property leases or other commitments incidental to the operation or maintenance of the Put Option Assets that have been entered into by ZionSolutions in the ordinary course of business after the Closing and prior to the Put Option Closing which either: (i) are terminable, without penalty or any other termination related Liability, upon notice of ninety (90) days or less by Exelon; or (ii) require the payment or delivery of goods or services with a value of less than One Hundred Thousand Dollars ($100,000) per annum in the case of any individual contract or commitment.

(54)  “NRC” has the meaning set forth in the Asset Sale Agreement.

(55)  “NRC Licenses” means NRC Part 50 Operating Licenses for Zion Units 1 and 2, Nos. DPR-39 and DPR-48, including embedded licenses for possession of Byproduct Material and Special Nuclear Material.

(56)  “Nuclear Insurance Policies” means all nuclear insurance policies carried by or for the benefit of ZionSolutions with respect to the ownership, operation or maintenance of the Facilities, including all nuclear liability, property damage and business interruption policies in respect thereof.  Without limiting the generality of the foregoing, the term “Nuclear Insurance Policies” includes all policies issued or administered by ANI or NEIL.

(57)  “Nuclear Laws” means all Laws, other than Environmental Laws, relating to the regulation of nuclear power plants, Source Material, Byproduct Material and Special Nuclear Materials; the regulation of Low Level Waste and Spent Nuclear Fuel; the transportation and storage of Nuclear Materials; the regulation of Safeguards Information; the regulation of Nuclear Fuel; the enrichment of uranium; the disposal and storage of Spent Nuclear Fuel; contracts for and payments into the Nuclear Waste Fund; and as applicable, the antitrust laws and the Federal Trade Commission Act to specified activities or proposed activities of certain licensees of commercial nuclear reactors.  “Nuclear Laws” include the Atomic Energy Act of 1954, as amended (42 U.S.C. Section 2011 et seq.); the Price-Anderson Act (Section 170 of the Atomic Energy Act of 1954, as amended); the Energy Reorganization Act of 1974 (42 U.S.C. Section 5801 et seq.); Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97 -351; 96 Stat. 1663); the Foreign Assistance Act of 1961 (22 U.S.C. Section 2429 et seq.); the Nuclear Non-Proliferation Act of 1978 (22 U.S.C. Section 3201); the Low-Level Radioactive Waste Policy Act (42 U.S.C. Section 2021b et seq.); the Nuclear Waste Policy Act (42 U.S.C. Section 10101 et seq. as amended); the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. Section 2021d, 471); the Energy Policy Act of 1992 (4 U.S.C. Section 13201 et seq.); the provisions of 10 CFR Section 73.21, and any state or local Laws analogous to the foregoing.

(58)  “Nuclear Material” means Source Material, Byproduct Material, Special Nuclear Material, Low Level Waste, and Spent Nuclear Fuel.

(59)  “Party” (and the corresponding term “Parties”) has the meaning set forth in the preamble.

(60)  “Permitted Encumbrances” means: (i) the easements to Commonwealth Edison Company, an Affiliate of Exelon, for the Switchyard, and if applicable, the New VAR Facility; (ii) the Easements; (iii) statutory liens for Taxes (other than income Taxes) or other governmental charges or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; (iv) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of ZionSolutions or the validity of which are being contested in good faith, and which do not, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000); (v) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by Governmental Authorities; and (vi) such other liens, imperfections in or failures of title, easements, leases, licenses, restrictions, activity and use limitations, conservation easements, encumbrances and encroachments, as do not, individually or in the aggregate, detract from the value of the Put Option Assets in an amount in excess of One Hundred Thousand Dollars ($100,000).

(61)   “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, association, or Governmental Authority.

(62)  “Pledge Agreement” means the Pledge Agreement dated as of September 1, 2010, between ZionSolutions’ Parent and Exelon.

(63)  “Price-Anderson Act” means Section 170 of the Atomic Energy Act and related provisions of Section 11 of the Atomic Energy Act.

(64)   “PSDAR for the Zion Station” means the Post-Shutdown Decommissioning Activities Report (PSDAR) as amended as of the Closing Date.

(65)  “Purchase Price” has the meaning set forth in Section 3.2.

(66)  “Put Option” has the meaning set forth in Section 2.1.

(67)  “Put Option Agreement” means this Agreement.

(68)  “Put Option Assets” has the meaning set forth in Section 2.2.

(69)  “Put Option Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form of Attachment D-1 hereto.

(70)  “Put Option Bill of Sale” means the Bill of Sale, in the form of Attachment D-2 hereto.

(71)  “Put Option Closing” has the meaning set forth in Section 3.1.

(72)  “Put Option Closing Date” has the meaning set forth in Section 3.1.

(73)  “Put Option Exercise Notice” has the meaning set forth in Section 2.1.

(74)  “Put Option Liabilities” has the meaning set forth in Section 2.3.

(75)  “Real Property” has the meaning set forth in the Asset Sale Agreement.

(76)  “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment or within any building, structure, facility or fixture; provided, however, that “Release” shall not include any release that is permissible under applicable Environmental Permits.

(77)  “Released for Unrestricted Use” means the written approval granted by NRC pursuant to 10 CFR 50.83 to release all portions of the Zion Station Site (other than the ISFSI Island) by demonstrating compliance with the radiological criteria for unrestricted use specified in 10 CFR 20.1402.

(78)  “Remediation” means action of any kind required by any applicable Law or order of a Governmental Authority to address a Release, the threat of a Release or the presence of Hazardous Substances at the Site or an off-Site location including, without limitation, any or all of the following activities to the extent they relate to or arise from the presence of a Hazardous Substance at the Site or an off-Site location: (i) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (ii) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (iii) preparing and implementing any plans or studies for any such activity; (iv) obtaining a written notice from a Governmental Authority with jurisdiction over the Site or an off-Site location under Environmental Laws that no material additional work is required by such Governmental Authority; (v) the use, implementation, application, installation, operation or maintenance of remedial action on the Site or an off-Site location, remedial technologies applied to the surface or subsurface soils, excavation and off-Site treatment or disposal of soils, systems for long term treatment of surface water or ground water, engineering controls or institutional controls; and (vi) any other activities required under Environmental Laws to address the presence or Release of Hazardous Substances at the Site or an off-Site location.

(79)  “Representatives” of a Party means the Party and its Affiliates and their directors, officers, employees, agents, partners, advisors (including, without limitation, accountants, counsel, environmental consultants, financial advisors and other authorized representatives) and parents and other controlling Persons.

(80)  “Required Regulatory Approvals” are the required regulatory approvals listed in Schedule 1.1(80).

(81)  “Site” means the parcels of land included in the Real Property.  Any reference to the Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Site and any references to items “at the Site” shall include all items “at, in, on, upon, over, across, under, and within” the Site.

(82)  “Source Material” means:  (i) uranium or thorium or any combination thereof, in any physical or chemical form, or (ii) ores which contain by weight one-twentieth of one percent (0.05%) or more of (a) uranium, (b) thorium, or (c) any combination thereof.  Source Material does not include Special Nuclear Material.

(83)  “Special Nuclear Material” means plutonium, uranium-233, uranium enriched in the isotope-233 or in the isotope-235, and any other material that the NRC determines to be “Special Nuclear Material,” but does not include Source Material.  Special Nuclear Material also refers to any material artificially enriched by any of the above-listed materials or isotopes, but does not include Source Material.

(84)  “Spent Nuclear Fuel” means all fuel located at the Zion Station Site that has been permanently withdrawn from a nuclear reactor following irradiation, and has not been chemically separated into its constituent elements by reprocessing.

(85)  “Spent Nuclear Fuel Fees” means those fees assessed on electricity generated at Zion Station Site and sold pursuant to the Standard Spent Fuel Disposal Contract, as provided in Section 302 of the Nuclear Waste Policy Act and 10 C.F.R. Part 961.

(86)  “Substantial Completion” means the date upon which:  (i) all material Zion-Solutions physical work at the Zion Station Site is completed as required by the Lease Agreement, and (ii) either the Amended NRC Licenses are approved by the NRC, or if the Parties have agreed upon and arranged for the transfer of Spent Nuclear Fuel and Greater Than Class C Waste away from the Zion Station Site, the NRC Licenses are terminated.

(87)  “Switchyard” has the meaning set forth in the Lease Agreement.

(88)  “Target Completion Date” has the meaning set forth in the Lease Agreement.

(89)  “Tax” or “Taxes” means, all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

(90)  “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any Governmental Authority with respect to Taxes including amendments thereto, including any information return filed by a tax exempt organization and any return filed by a nuclear decommissioning trust.

(91)  “Third Party Claim” has the meaning set forth in Section 7.2.1.

(92)  “Transferable Permits” means those Permits and Environmental Permits that are transferable to Exelon without application to, a filing with, notice to, consent or approval of any Governmental Authority.

(93)  “Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Authority in connection with the transactions contemplated by this Agreement, including, without limitation, any payments made in lieu of any such Taxes or governmental charges which become payable in connection with the transactions contemplated by this Agreement.

(94)  “Treasury Regulations” means Treasury Regulations promulgated under the Code.

(95)  “WAC” or “Waste Acceptance Criteria” means all applicable technical requirements that ensure that all environmental, safety, and operational standards are met before Low Level Waste is accepted for disposal.

(96)  “ZionSolutions” has the meaning set forth in the preamble.

(97)  “ZionSolutions’ Agreements” mean those contracts, agreements, licenses and leases relating to the ownership, operation and maintenance of the Put Option Assets, as more particularly described on Schedule 1.1(97), as such schedule is supplemented and amended in accordance with the provisions of this Agreement.

(98)  “ZionSolutions Indemnitee” has the meaning set forth in Section 7.1.1.

(99)  “ZionSolutions’ Parent” has the meaning set forth in the preamble.

(100)  “Zion Station” means Zion Nuclear Power Station, Units 1 and 2, located in Zion, Illinois and associated assets, in accordance with NRC Operating Licenses DPR-39 (Zion 1) and DPR-48 (Zion 2).

(101)  “Zion Station Site” means the parcels of land included in the Real Property. Any reference to the Zion Station Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Zion Station Site and any references to items “at the Zion Station Site” shall include all items “at, in, on, upon, over, across, under, and within” the Zion Station Site

1.2.                            Certain Interpretive Matters.

1.2.1.                  Unless otherwise required by the context in which any term appears:

(1)           Capitalized terms used in this Agreement shall have the meanings specified in this Article.

(2)           The singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and neuter.

(3)           Unless otherwise specified herein, references to “Articles”, “Sections”, “Schedules” or “Attachments” shall be to articles, sections, schedules or attachments of or to this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(4)           The words “herein”, “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and the words “include”, “includes” or “including” shall mean “including, but not limited to.”

(5)           The term “day” shall mean a calendar day, commencing at 12:01 a.m. (Central Time).  The term “week” shall mean any seven consecutive day period commencing on a Sunday, and the term “month” shall mean a calendar month; provided, however, that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter.  Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.

(6)           All references to a particular entity shall include such entity’s permitted successors and permitted assigns unless otherwise specifically provided herein.

(7)           All references herein to any Law or to any contract or other agreement shall be to such Law, contract or other agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein.

1.2.2.                  The titles of the articles, sections and schedules herein have been inserted as a matter of convenience of reference only, and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

1.2.3.                  This Agreement was negotiated and prepared by all Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

1.2.4.                  The Attachments and Schedules hereto are incorporated in and are intended to be a part of this Agreement; provided, however, that in the event of a conflict between the terms of any Attachment and the terms of the remainder of this Agreement, the terms of the remainder of this Agreement shall take precedence.

2.                                      OPTION.

2.1.                            Grant of Option; Exercise of Option

Exelon unconditionally and irrevocably grants to ZionSolutions the right and option to sell to Exelon, and require Exelon to purchase, the Put Option Assets and to assign to Exelon, and require Exelon to assume, the Put Option Liabilities, all on the terms and conditions set forth in this Agreement (the “Put Option”), which shall be exercisable by delivering a written notice to Exelon substantially in the form of Attachment D-3 hereto (a “Put Option Exercise Notice”) at any time within thirty (30) days following satisfaction of End State Conditions.

2.2.                            Put Option Assets

If the Put Option is duly exercised in accordance with Section 2.1, at the Put Option Closing Exelon shall, on the terms and subject to the conditions set forth in this Agreement, purchase for One Dollar ($1) all of the Zion-related assets in existence as of the date on which the End State Conditions were met (the “Put Option Assets”), including:

2.2.1.                  All assignable right, title and interest of ZionSolutions in the Amended NRC License;

2.2.2.                  All rights of ZionSolutions under the Non-material Contracts and the ZionSolutions’ Agreements;

2.2.3.                  All Transferable Permits;

2.2.4.                  All books, operating records, licensing records, quality assurance records, purchasing records, and equipment repair, maintenance or service records relating to the design, construction, licensing, operation or Decommissioning of the Facilities, operating, safety and maintenance manuals, inspection reports, environmental assessments, engineering design plans, documents, blueprints and as built plans, specifications, procedures and other similar items of ZionSolutions, wherever located, relating to the Facilities and the other Put Option Assets, whether existing in hard copy or magnetic or electronic form (subject to the right of Exelon to retain copies of same for its use) (collectively, the “Business Books and Records”);

2.2.5.                  The interest of ZionSolutions, if any, in the name “Zion” as used as a designation attached to or associated with the Facilities, or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof;

2.2.6.                  All Nuclear Insurance Policies with ANI relating to the Facilities, to the extent transferable;

2.2.7.                  Subject to Exelon’s written commitment to satisfy its indemnification obligations under Section 7.1, the rights of ZionSolutions in and to any causes of action, claims (including, without limitation, rights under insurance policies to proceeds, refunds or distributions thereunder paid after the Put Option Closing Date with respect to periods after the Put Option Closing Date) and defenses against third parties (including indemnification and contribution) relating to any Put Option Liabilities;

2.2.8.                  The remaining assets, if any, comprising the Buyer QDF and, the Buyer NDF, including all profits, dividends, income, interest and earnings accrued thereon, together with all related tax accounting and other records for such assets, including all decommissioning studies, analyses, cost estimates and any information relating to the Tax basis of the transferred assets;

2.2.9.                  The ISFSI Island, free and clear of all encumbrances other than encumbrances arising through Exelon;

2.2.10.           Possession of the Spent Nuclear Fuel and Spent Nuclear Fuel casks at the Zion Station Site;

2.2.11.           Possession of the Greater than Class C Waste at the Zion Station Site;

2.2.12.           All assets at the Zion Station Site related to the maintenance and security of the ISFSI Island and Spent Nuclear Fuel casks, including all firearms and ammunition and communications equipment used or useful at the Zion Station Site; and

2.2.13.           All other assets and properties of every kind and description and wherever located, owned by ZionSolutions and primarily used in or related to the Put Option Assets.

2.3.                            Put Option Liabilities

If the Put Option is duly exercised in accordance with Section 2.1, at the Put Option Closing, Exelon shall assume all liabilities arising under or relating to the Put Option Assets, other than Excluded Liabilities (the “Put Option Liabilities”). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to impose on Exelon, and Exelon shall not assume or be obligated to pay, perform or otherwise discharge, the following Liabilities of ZionSolutions or ZionSolutions’ Parent (the “Excluded Liabilities”), except to the extent that any such Excluded Liabilities may be legally satisfied from the remaining assets, if any, contained in the Buyer QDF and the Buyer NDF transferred to Exelon at the Put Option Closing:

2.3.1  All Liabilities that are directly attributable to an act or omission by ZionSolutions, ZionSolutions’ Parent or their contractors in the performance of work required to achieve the End State Conditions;

2.3.2  All Liabilities for the Decommissioning and achievement of the End-State Conditions of Zion Station, including any obligations under applicable Law, other than Decommissioning of the ISFSI Island;

2.3.3  All Liabilities arising after the Closing Date and on or before the Put Option Closing Date with respect to the Buyer QDF and the Buyer NDF, including Tax liabilities;

2.3.4  All Liabilities arising from any actual or claimed refund obligations of ComEd or Exelon to ComEd ratepayers arising with respect to funds withdrawn from the Buyer QDF or the Buyer NDF for costs and expenses incurred by or paid to ZionSolutions or ZionSolutions’ Parent or their Affiliates or contractors (including refund obligations arising if such costs and expenses are determined to not have been prudently incurred or otherwise to be inappropriate);

2.3.5  All Liabilities arising on or after the Closing Date and before the Put Option Closing Date with respect to the ownership, possession, use or maintenance of the Zion Assets or the possession, use or maintenance of the Zion Station Site, including all Decommissioning activities relating to the Zion Assets or the Zion Station Site, and all Liabilities arising on or after the Closing Date and on or before the Put Option Closing Date under the Seller’s Agreements, the Non-material Contracts, the Real Property Agreements, and the Transferable Permits in accordance with the terms thereof, including all Liabilities arising on or after the Closing Date and on or before the Put Option Closing Date relating to (i) the contracts, licenses, agreements and personal property leases entered into with respect to the Zion Assets or under Seller’s Agreements and the Non-material Contracts; and (ii) the contracts, licenses, agreements and personal property leases entered into with respect to the Zion Assets after the date hereof consistent with the terms of this Agreement, to the extent such Liabilities, but for a breach or default by ZionSolutions or a related waiver or extension, would have been paid, performed or otherwise discharged on or prior to the Put Option Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice or the passage of time would constitute a default by ZionSolutions;

2.3.6  All Liabilities for any Taxes that may be imposed by any Governmental Authority on the ownership, sale, possession, lease, or use of the Zion Assets beginning on the Closing Date and ending on the Put Option Closing Date or that relate to or arise from the Zion Assets with respect to taxable periods (or portions thereof) beginning on or after the Closing Date and ending on or before the Put Option Closing Date, except as otherwise provided in the Lease Agreement;

2.3.7  Any Liabilities arising under or attributed to performance, or failure of performance, by ZionSolutions under any of the Seller’s Agreements, ZionSolutions Agreements, Real Property Agreements, Transferable Permits or Non-material Contracts on or after the Closing Date and on or before the Put Option Closing Date;

2.3.8  Any Liabilities for any monetary fines or penalties imposed by a Governmental Authority with respect to the Zion Assets to the extent attributed to the period on or after the Closing Date and on or before the Put Option Closing Date;

2.3.9  Any Liabilities arising on or after the Closing Date and on or before the Put Option Closing Date relating to ZionSolutions’ operations on, or usage of, the Zion Station Site, including Liabilities arising as a result of or in connection with loss of life, injury to persons or property or damage to natural resources;

2.3.10  Any Liabilities relating to any employee benefit plan as defined in Section 3(3) of ERISA, or any other plan, program, arrangement or policy established or maintained in whole or in part by ZionSolutions or by any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with ZionSolutions under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which ZionSolutions or any ERISA Affiliate contributes or contributed, including any multiemployer plan contributed to by ZionSolutions, or any ERISA Affiliate or to which ZionSolutions or any ERISA Affiliate is or was obligated to contribute (the “Plans”), including any such Liability of ZionSolutions (i) for the termination or discontinuance of, or ZionSolutions’ or an ERISA Affiliate’s withdrawal from, any such Plan, (ii) relating to benefits payable under any Plans, (iii) relating to the PBGC under Title IV of ERISA, (iv) relating to a multi-employer plan, (v) with respect to noncompliance with the notice requirements of COBRA, (vi) with respect to any noncompliance with ERISA or any other applicable Laws, and (vii) with respect to any suit, proceeding or claim which is brought against ZionSolutions, any Plan or any fiduciary or former fiduciary of, any of the Plans;

2.3.11  Any Liabilities relating to the failure to hire, the employment or services or termination of employment or services of any individual, including wages, compensation, benefits, affirmative action, personal injury, discrimination, harassment, retaliation, wrongful discharge, unfair labor practices, or constructive termination of any individual, or any similar or related claim or cause of action attributable to any actions or inactions on or after the Closing Date and on or before the Put Option Closing Date with respect to the Zion Assets, employees of ZionSolutions, independent contractors, applicants, and any other individuals who are determined by a court or by a Governmental Authority to have been applicants or employees of ZionSolutions or any Affiliate of ZionSolutions, or that are filed with or pending before any court, administrative agency or arbitrator on or after the Closing Date and on or before the Put Option Closing Date;

2.3.12  Any Liabilities of ZionSolutions to the extent arising from the execution, delivery or performance of this Agreement and the transactions contemplated hereby;

2.3.13  Any Taxes incurred by the Buyer NDF or the Buyer QDF for taxable periods, or portions thereof, ending on or before the Put Option Closing Date;

2.3.14  All Liabilities arising as a result of or in connection with the disposal, storage or transportation of Nuclear Materials off-site on or after the Closing Date and on or before the Put Option Closing Date in connection with the ownership or possession of the Facilities;

2.3.15  Any Liability for a Third Party Claim against or relating to ZionSolutions, the Zion Assets or the Zion Station Site for personal injury, death or property damage suffered by such third party arising from or relating to the use, ownership or lease of the Zion Assets or the Zion Station Site on or after the Closing Date and on or before the Put Option Closing Date;

2.3.16   All Liabilities arising under or relating to Nuclear Laws arising out of the ownership, lease, occupancy, possession, use, or Decommissioning of the Zion Assets or the lease, occupancy, possession, use, or Decommissioning of the Zion Station Site on or after the Closing Date and on or before the Put Option Closing Date, including any and all Liabilities to third parties (including employees) for personal injury, property damage or tort, or similar causes of action arising out of the ownership, lease, occupancy, possession, use, or Decommissioning of the Zion Assets or the lease, occupancy, possession, use, or Decommissioning of the Zion Station Site on or after the Closing Date and on or before the Put Option Closing Date, any Liabilities arising out of or resulting from an “extraordinary nuclear occurrence,” a “nuclear incident” or a “precautionary evacuation” (as such terms are defined in the Atomic Energy Act) at the Zion Station Site, or in the course of the transportation of radioactive materials to or from the Zion Station Site on or after the Closing Date and on or before the Put Option Closing Date, and any Liability for any deferred premiums assessed in connection with such an extraordinary nuclear occurrence, a nuclear incident or precautionary evacuation under any applicable NRC or industry retrospective rating plan or insurance policy, including any mutual insurance pools established in compliance with the requirements imposed under Section 170 of the Atomic Energy Act, 10 C.F.R. Part 140;

2.3.17  All Liabilities related to Spent Nuclear Fuel and the ISFSI Island after the Closing Date and prior to the earlier of (a) the transfer off-site of the Spent Nuclear Fuel, and (b) the Put Option Closing Date;

2.3.18  Any Liabilities resulting from knowing and intentional illegal acts or willful misconduct of ZionSolutions or ZionSolutions’ Parent or their respective employees, agents or contractors; and

2.3.19  All liabilities for insurance premiums, including any retrospective premium adjustments, accrued, assessed or attributable to the period on or after the Closing Date and on or before the Put Option Closing Date for insurance maintained by ZionSolutions, or maintained by Exelon on behalf of ZionSolutions under the terms of Section 10.3 of the Lease Agreement.

2.4.                            End State Conditions for Exercise of Put Option

2.4.1.                  The Put Option may only be exercised upon the achievement of all of the following conditions (the “End State Conditions”):

2.4.1.1           ZionSolutions shall have been reimbursed from the Buyer QDF, Buyer NDF and Buyer Backup NDT (to the extent that funds in the Buyer QDF, Buyer NDF and Buyer Backup NDT are available) for all of its costs and expenses for Decommissioning the Zion Station Site;

2.4.1.2           ZionSolutions shall have complied in all material respects with its obligations under the Lease Agreement;

2.4.1.3           The NRC shall have approved the Amended NRC Licenses, which shall only cover the ISFSI Island, or, if the Spent Nuclear Fuel and Greater Than Class C Waste have been transported off the Zion Station Site, the NRC shall have approved the termination of the NRC Licenses; and

2.4.1.4           The NRC shall have Released for Unrestricted Use the Zion Station Site (other than the ISFSI Island if the Spent Nuclear Fuel and Greater Than Class C Waste has not been transported off the Zion Station Site).

3.                                      THE PUT OPTION CLOSING

3.1.                            Put Option Closing.

Upon the terms and subject to the satisfaction of the conditions contained in Article 2 and Article 6 of this Agreement, the sale, assignment, conveyance, transfer and delivery of the Put Option Assets to Exelon, the payment of the Purchase Price by Exelon, and the consummation of the other respective obligations of the Parties contemplated by this Agreement shall take place at a Put Option closing (the “Put Option Closing”), to be held at a mutually agreeable location at 10:00 a.m. local time, or another mutually acceptable time, on the date that is five (5) Business Days following the date on which Exelon receives the Put Option Exercise Notice or, if later, five (5) Business Days following the date on which the last of the conditions precedent to Put Option Closing set forth in Article 6 have been either satisfied or waived by the Party for whose benefit such conditions precedent exist (except with respect to those conditions which by their terms are to be satisfied at Put Option Closing).  The date of Put Option Closing is herein called the “Put Option Closing Date.”  The Put Option Closing shall be effective for all purposes as of 12:01 a.m. on the Put Option Closing Date.

3.2.                            Payment of Purchase Price.

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Put Option Assets, Exelon will pay or cause to be paid to ZionSolutions, at the Put Option Closing in consideration of the Put Option Assets the sum of One Dollar ($1) plus the assumption of the Put Option Liabilities (the “Purchase Price”).

3.3.                            Prorations.

3.3.1.                  ZionSolutions and Exelon agree that all of the items that relate to a period of time before and after the Put Option Closing Date and are normally prorated, including those listed below (but not including Income Taxes and Transfer Taxes), relating to the ownership, use or possession of the Put Option Assets shall be prorated as of the Put Option Closing Date, with ZionSolutions and the Buyer QDF liable to the extent such items relate to any time period on or after the Closing Date and on or before the Put Option Closing Date, and Exelon liable to the extent such items relate to periods before the Closing Date and after the Put Option Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

3.3.1.1           Taxes, assessments and other charges, if any, relating to the ownership, use or possession of the Put Option Assets, except as otherwise provided in the Lease Agreement;

3.3.1.2           Any prepaid expenses (excluding security deposits) relating to the Put Option Assets;

3.3.1.3           Rent, Taxes and all other items payable under any of the ZionSolutions Agreements or the Non-material Contracts;

3.3.1.4           Any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

3.3.1.5           Sewer rents and charges for water, telephone, electricity and other utilities;

3.3.1.6           Fees or charges (other than Taxes) imposed by any Governmental Authority; and

3.3.1.7           Insurance premiums with respect to the Nuclear Insurance Policies with ANI.

3.3.2.                  Notwithstanding any other provision of this Agreement, interest or penalties related to a Tax allocated pursuant to this Section 3.3 shall be allocated: (i) to ZionSolutions or the Buyer QDF, as the case may be (whether such Taxes accrue or are imposed or assessed on, before or after the Put Option Closing Date) to the extent they result from a failure by ZionSolutions or the Buyer QDF, as the case may be, to pay a Tax or failure by ZionSolutions or the Buyer QDF, as the case may be, to file a Tax Return, in each case, that was due before the Put Option Closing Date; and (ii) to Exelon (whether such interest and penalties accrue or are imposed or assessed on, before or after the Put Option Closing Date) to the extent they result from a failure by Exelon to pay a Tax or failure by Exelon to file a Tax Return, in each case that was due on or after the Put Option Closing Date.

3.3.3.                  In connection with the prorations referred to in Section 3.3.1, in the event that actual figures are not available at the Put Option Closing Date, the prorations shall be based upon the actual Taxes or other amounts accrued through the Put Option Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available.  Such prorated Taxes or other amounts shall be re-prorated and paid to the appropriate Party within sixty (60) days after the date that the previously unavailable actual figures become available.  Prorations measured by calendar days shall be based on the number of days in a year or other appropriate period: (i) before the Put Option Closing Date; and (ii) including and after the Put Option Closing Date.  Exelon and ZionSolutions agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.3.

3.3.4.                  To the extent that the proration of a Tax under this Section 3.3 allocates such Tax to a period (or portion thereof) ending before the Put Option Closing Date, such tax shall constitute an Excluded Liability.  To the extent that the proration of a Tax under this Section 3.3 allocates such Tax to a period (or portion thereof) ending on or after the Put Option Closing Date, such Tax shall constitute a Put Option Liability.

3.4.                            Deliveries by ZionSolutions.

At the Put Option Closing, ZionSolutions will deliver, or cause to be delivered, the following to Exelon:

3.4.1.                  The Put Option Assets;

3.4.2.                  Copies of any and all governmental and other third party consents, waivers or approvals obtained by ZionSolutions with respect to the transfer of the Put Option Assets, or the consummation of the transactions contemplated by this Agreement;

3.4.3.                  To the extent available, originals of the ZionSolutions’ Agreements, Non-material Contracts, and Transferable Permits and, if not available, true and correct copies thereof, in all cases together with notices to and, if required by the terms thereof and subject to the terms of this Agreement, consents by other Persons which are parties to the ZionSolutions’ Agreements, Non-material Contracts, and Transferable Permits;

3.4.4.                  The Put Option Bill of Sale and all such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of Exelon and its counsel, be necessary or desirable to transfer the Put Option Assets in accordance with this Agreement and where necessary or desirable in recordable form; and

3.4.5.                  Such other agreements, consents, documents, instruments and writings as are required to be delivered by ZionSolutions at or prior to the Put Option Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

3.5.                            Deliveries by Exelon.

At the Put Option Closing, Exelon will deliver, or cause to be delivered, the following to ZionSolutions:

3.5.1.                  The Purchase Price;

3.5.2.                  The Put Option Assignment and Assumption Agreement and all such other instruments of assumption as shall, in the reasonable opinion of ZionSolutions and its counsel, be necessary for Exelon to assume the Put Option Liabilities in accordance with this Agreement; and

3.5.3.                  Copies of any and all governmental and other third party consents, waivers or approvals obtained by Exelon with respect to the transfer of the Put Option Assets, or the consummation of the transactions contemplated by this Agreement.

4.                                      REPRESENTATIONS AND WARRANTIES OF ZIONSOLUTIONS

4.1.                            Title to Put Option Assets

ZionSolutions represents and warrants to Exelon that at the Put Option Closing Date, ZionSolutions will hold an undivided interest in the Put Option Assets free and clear of all Encumbrances, except Permitted Encumbrances.

4.2                               Buyer QDF

With respect to all periods prior to the Put Option Closing Date: (i) the Buyer QDF is a trust, validly existing under the laws of the State of Illinois with all requisite authority to conduct its affairs as it now does; (ii) the Buyer QDF satisfies all requirements necessary for such fund to be treated as a nuclear decommissioning fund as defined in Treas. Reg. Section 1.468A-1(b)(3); (iii) the Buyer QDF is in compliance in all material respects with all applicable

Laws of the NRC and any other Governmental Authority and has not engaged in any acts of “self-dealing” as defined in Treas. Reg. § 1.468A-5(b)(2); and (iv) no “excess contribution,” as defined in Treas. Reg. § 1.468A-5(c)(2)(ii), has been made to the QDF which has not been withdrawn within the period provided under Treas. Reg. § 1.468A-5(c)(2)(i). Subject only to the Required Regulatory Approvals, ZionSolutions and the Trustee of the Buyer QDF have, or as of the Put Option Closing will have, all requisite authority to cause the assets of the Buyer QDF to be transferred to the Trustee of a QDF or NDF established by Exelon.

5.                                      COVENANTS OF THE PARTIES

5.1.                            Conduct of ZionSolutions.

During the period from the Closing Date to the Put Option Closing Date, ZionSolutions shall:

5.1.1.                  maintain the Buyer QDF to be in compliance with the requirements of Section 468A of the Code and the Treasury Regulations; and

5.1.2.                  at its own cost and in compliance with all applicable law and regulations and pursuant to the terms, plans and specifications established in the Lease Agreement (assuming the Spent Nuclear Fuel and Greater Than Class C Waste have not been transported off the Zion Station Site), (i) build the ISFSI Island; (ii) move the Spent Nuclear Fuel to the ISFSI Island; (iii) store the Greater Than Class C Waste in the ISFSI Island; and (iv) maintain the ISFSI Island until the earlier of the Put Option Closing or the time when the Spent Nuclear Fuel and the Greater Than Class C Waste is transferred away from the Zion Station Site.

During the period from the Closing Date to the Put Option Closing Date, ZionSolutions shall not:

5.1.3.                  amend the PSDAR for the Zion Station, beyond such amendment as is required in connection with the transfer of the NRC Licenses at the Closing Date without Exelon’s consent, which shall not be unreasonably withheld, in any manner that would reasonably be expected to result in the achievement of Substantial Completion to occur after the Target Completion Date;

5.1.4.                  sell, lease, pledge, mortgage, encumber, restrict, dispose of, grant any right with respect to the Put Option Assets; provided, however, the foregoing shall not be construed to restrict in any way ZionSolutions’ ability to perform the Decommissioning work required by the Lease Agreement or withdraw Buyer NDF, Buyer QDF, or Backup NDT funds for reimbursement of costs and expenses of Decommissioning;

5.1.5.                  materially amend, extend or voluntarily terminate prior to the expiration date thereof any of the Seller Agreements, ZionSolutions’ Agreements or any material Permit or Environmental Permit or waive any default by, or release, settle or compromise any claim against, any other party thereto, other than: (i) in the ordinary course of business, to the extent consistent with Good Utility Practices; or (ii) with cause, to the extent consistent with Good Utility Practices;

5.1.6.                  amend in any material respect or cancel any property, liability or casualty insurance policies related thereto, or fail to use Commercially Reasonable Efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such assets and businesses; provided, however, that ZionSolutions shall maintain the insurance required by the Lease Agreement during the Lease Term;

5.1.7.                  move to the Zion Station Site any Nuclear Materials or Hazardous Materials;

5.1.8.                  settle any claim or litigation that results in any material obligation imposed on the Put Option Assets that could reasonably be likely to continue past the Put Option Closing Date;

5.1.9.                  enter into any individual requirements contract for goods or any commitment or contract for non-employment related services that will be delivered or provided after the Put Option Closing Date or such other date as the Parties mutually agree to be the date on which the Put Option Closing is expected to occur, unless such commitment or contract is terminable by ZionSolutions (or after the Put Option Closing Date by Exelon) upon not more than thirty (30) days notice without penalty or cancellation charge;

5.1.10.           except as required by any Law or accounting principles generally accepted in the United States, change, in any material respect, its Tax practice or policy (including making new Tax elections or changing Tax elections and settling Tax controversies not in the ordinary course of business) to the extent such change or settlement would be binding on Exelon; or

5.1.11.           agree to enter into any of the transactions set forth in the foregoing Sections 5.1.3 through 5.1.10.

5.2.                            Conduct of Exelon.

During the period from the Closing Date to the Put Option Closing Date Exelon, upon thirty (30) days notice by ZionSolutions of its anticipated schedule for achieving the End State Conditions (which schedule shall provide that achieving the End State Conditions shall occur within nine (9) months after the date of such notice, subject to receiving all Required Regulatory Approvals) and its intent to exercise the Put Option, shall cooperate in good faith with ZionSolutions, in obtaining the Required Regulatory Approvals for the Put Option Closing, including (assuming the Spent Nuclear Fuel and Greater Than Class C Waste have not been transported off the Zion Station Site) applying for NRC approval of the transfer of control of the Amended NRC Licenses back to Exelon.

5.3.                            Conduct of Parties.

During the period from the Closing Date to the Put Option Closing Date the Parties shall:

5.3.1.                  Cooperate and use diligent efforts to receive all Required Regulatory Approvals;

5.3.2.                  Promptly prepare and file all applications to secure the transfers, reissuance or procurement of all Permits and cooperate to obtain approval of same;

5.3.3.                  Advise each other of changes, events or conditions that would constitute a breach of any representation, warranty or covenant; and

5.3.4.                  Maintain their existing arrangements with respect to confidentiality of information relating to this transaction.

5.4.                            Expenses.

5.4.1.                  Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the cost of legal, technical and financial consultants and the cost of filing for and prosecuting applications for the Required Regulatory Approvals, shall be borne by the Party incurring such costs and expenses.

5.4.2.                  Exelon shall be responsible for all third party vendor costs and expenses incurred and relating to work performed with respect to the Put Option Assets at the request of Exelon after the date hereof, other than work required by the Lease Agreement.

5.5.                            Public Statements.

The Parties shall not issue any press release or other public disclosure with respect to this Agreement or the transactions contemplated hereby without first affording the non-disclosing Party the opportunity to review and comment on such press release or public disclosure, except as may be required by applicable Law or stock exchange rules. The Parties shall reasonably cooperate in matters relating to the content and timing of public announcements and other public disclosures (other than required filings and other required public statements or testimony before regulatory authorities) relating to this Agreement or the transactions contemplated hereby.

5.6.                            Tax Matters.

5.6.1.                  All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be shared equally by Exelon and ZionSolutions.  Exelon and ZionSolutions will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, will each join in the execution of any such Tax Returns or other documentation.  To the extent Exelon and ZionSolutions cannot agree with respect to any item to be included on such Tax Return, such dispute shall be resolved in the manner provided for in Section 5.6.4.  Prior to the Put Option Closing Date, Exelon will provide to ZionSolutions, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions contemplated hereby, due from each applicable taxing authority, and the Parties shall comply with all requirements and use Commercially Reasonable Efforts to secure applicable sales tax exemptions for the transactions contemplated by this Agreement.

5.6.2.                  With respect to Taxes to be prorated in accordance with Section 3.3, Exelon shall prepare and timely file all Tax Returns required to be filed after the Put Option Closing with respect to the Put Option Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns.  Exelon’s preparation of any such Tax Returns shall be subject to ZionSolutions’ approval to the extent that such Returns relate to any period, allocation or other amount for which ZionSolutions is responsible.  Exelon shall make such Tax Returns and all schedules and working papers supporting such Tax Returns available for ZionSolutions’ review and approval no later than thirty (30) Business Days prior to the due date for filing such Tax Return.  ZionSolutions shall respond no later than ten (10) Business Days prior to the due date for filing such Tax Return.  Subject to Section 5.6.4, not less than five (5) Business Days prior to the due date of any such Tax Return, ZionSolutions shall pay to Exelon its proportionate share of the amount shown as due on such Tax Return as determined in accordance with Section 3.3.  In the event Exelon and ZionSolutions cannot agree as to the preparation or the reporting of any material item on a Tax Return to be filed by Exelon, the dispute shall be settled in the manner provided by Section 5.6.4 and the cost of such Independent Accounting Firm shall be borne equally by the Parties; provided, however, that if the Independent Accounting Firm has not made a determination as of the date that such Tax Return is required to be filed, such Tax Return shall be filed in a manner consistent with ZionSolutions’ position; provided, further, that with respect to any such Tax Return that is filed prior to a determination by the Independent Accounting Firm, ZionSolutions and Exelon shall take all commercially reasonable steps to amend such Tax Return, if necessary, to reflect any material determination made by the Independent Accounting Firm.

5.6.3.                  Each of the Parties shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes or effectuating the terms of this Agreement, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination.  Any information obtained pursuant to this Section or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties, except to the extent such information is required to be disclosed by Law.

5.6.4.                  In the event that a dispute arises between ZionSolutions and Exelon as to the preparation or the reporting of any material item on a Tax Return to be filed by Exelon or the allocation of such Taxes between ZionSolutions and Exelon, the Parties shall attempt in good faith to resolve such dispute, and any agreed amount shall be paid to the appropriate Party within ten (10) Business Days after the date on which the Parties reach agreement.  If a dispute is not resolved within thirty (30) days after a Party having provided the other Party written notice of a dispute, the Parties shall submit the dispute for determination and resolution to Deloitte & Touche LLP or such other mutually agreeable firm of CPAs (which is not Exelon’s, ZionSolutions’ or ZionSolutions’ Parent’s independent accountants) of recognized national standing (the “Independent Accounting Firm”), which shall be instructed to determine and report to the Parties in writing, within thirty (30) days after such submission, upon such disputed amount, and such written report shall be final, conclusive and binding on the Parties.  The Independent Accounting Firm shall act as an expert and not as an arbitrator and shall make findings only with respect to the remaining disputes so submitted to it (and not by independent review).  Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Exelon and ZionSolutions.  Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.  Submission of a dispute to the Independent Accounting Firm shall not relieve any Party from any obligation under this Agreement to timely file a Tax Return or pay a Tax.

5.7                               Decommissioning Funds.

5.7.1                     For all periods prior to the Put Option Closing Date, ZionSolutions will maintain the Buyer QDF in accordance with NRC requirements and in compliance with the requirements of Section 468A of the Code and the Treasury Regulations.  On the Put Option Closing Date or as promptly as reasonably possible thereafter, ZionSolutions shall cause to be transferred to either a QDF or NDF established by Exelon, as directed by Exelon, all of the assets of the Buyer QDF.  In the event that any funds remain in the Buyer NDF, such funds shall be transferred to an NDF established by Exelon.

5.7.2                     Exelon shall take all steps necessary to satisfy any requirements imposed by the NRC regarding the Decommissioning funds, in a manner sufficient to obtain NRC approval of the transfer of the Amended NRC Licenses from ZionSolutions to Exelon.

5.7.3                     The Parties shall not take any actions that would cause the actual Tax consequences of the transactions contemplated by this Agreement to differ from or be inconsistent with the private letter rulings set forth in the Required Regulatory Approvals.

5.7.4                     ZionSolutions shall cause the Trustee of the Buyer QDF to file the Tax Returns for the Buyer QDF for any periods ending on or before the Put Option Closing Date.  Prior to the Put Option Closing Date, ZionSolutions shall cause the Trustee of the Buyer QDF to pay estimated Income Taxes for the taxable period that end on the Put Option Closing Date in an amount equal to the estimated Income Tax Liability of the Buyer QDF for the taxable period that ends on the Put Option Closing Date.  To the extent the amount of estimated Income Taxes paid pursuant to this Section 5.7.4 is less than the Income Tax Liability of the Buyer QDF for the taxable period that ends on the Put Option Closing Date, any such deficiency will be paid by the Buyer QDF to the extent the Buyer QDF holds sufficient assets or by ZionSolutions if the Buyer QDF holds insufficient assets.  To the extent the amount of estimated Income Taxes is greater than the Income Tax Liability of the Buyer QDF for the taxable period that ends on the Put Option Closing Date, any refund of such overpayment will be transferred by ZionSolutions or the Buyer QDF to a QDF established by Exelon and treated as additional Buyer QDF decommissioning funds transferred to Exelon or treated as additional Buyer NDF decommissioning funds transferred to Exelon, as the facts may support, on the Put Option Closing Date.

5.7.5                     ZionSolutions shall cause the Trustee of the Buyer QDF and the Buyer NDF to pay final expenses for trustee and investment management fees and other administrative expenses of the Buyer QDF and Buyer NDF relating to transactions on or prior to the Put Option Closing Date to the extent practicable before the Put Option Closing Date.  ZionSolutions shall cause the Trustee of the Buyer QDF and the Buyer NDF to notify Exelon in writing of any such Buyer QDF and Buyer NDF expenses due on or after the Put Option Closing Date.  Exelon shall direct the trustee of a QDF or NDF established by Exelon to pay the Taxes and expenses identified in the preceding sentence to the extent not paid before the Put Option Closing Date.  Exelon shall ensure that the Exelon Decommissioning Trust Agreement allows for the payment of such expenses.

6.                                      CONDITIONS

6.1.                            Conditions to Obligations of ZionSolutions.

The obligations of ZionSolutions to sell the Put Option Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Put Option Closing Date (or the waiver by ZionSolutions) of the following conditions:

6.1.1.                  No preliminary or permanent injunction or other order or decree by any Governmental Authority which restrains or prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby;

6.1.2.                  All Required Regulatory Approvals shall have been received, in form and substance reasonably satisfactory to ZionSolutions and such approvals shall be in full force and effect and either (i) shall be final and non-appealable or (ii) if not final and non-appealable, shall not be subject to the possibility of appeal, review or reconsideration which, in the reasonable opinion of ZionSolutions is likely to be successful and, if successful, would have a Material Adverse Effect; and

6.1.3.                  Exelon shall have delivered, or caused to be delivered, to ZionSolutions at the Put Option Closing, Exelon’s Put Option Closing deliveries described in Section 3.5.

6.2.                            Conditions to Obligations of Exelon.

The obligation of Exelon to purchase the Put Option Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Put Option Closing Date (or the waiver by Exelon) of the following conditions:

6.2.1.                  ZionSolutions shall have performed all obligations under the Lease Agreement, End State Conditions shall have been achieved, and Exelon shall have received the Put Option Exercise Notice;

6.2.2.                  No preliminary or permanent injunction or other order or decree by any Governmental Authority which restrains or prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby;

6.2.3.                  All Required Regulatory Approvals shall have been received, in form and substance reasonably satisfactory to Exelon and such approvals shall be in full force and effect and either (i) shall be final and non-appealable; or (ii) if not final and non-appealable, shall not be subject to the possibility of appeal, review or reconsideration which, in the reasonable opinion of Exelon is likely to be successful and, if successful, would have a Material Adverse Effect;

6.2.4.                  ZionSolutions shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by ZionSolutions on or prior to the Put Option Closing Date;

6.2.5.                  The representations and warranties of ZionSolutions set forth in this Agreement shall be true and correct in all material respects as of the Put Option Closing Date, in each case as though made at and as of the Put Option Closing Date;

6.2.6.                  Exelon shall have received a certificate from an authorized officer of ZionSolutions, dated the Put Option Closing Date, to the effect that, to such officer’s Knowledge, the conditions set forth in Sections 6.2.1, 6.2.4 and 6.2.5 have been satisfied by ZionSolutions;

6.2.7.                  ZionSolutions shall have delivered, or caused to be delivered, to Exelon at the Put Option Closing, ZionSolutions’ Put Option Closing deliveries described in Section 3.4.

6.2.8.                  Exelon shall have received an unaudited statement of assets and accrued liabilities for the Buyer QDF and the Buyer NDF as of the last Business Day before Put Option Closing; and

6.2.9.                  ZionSolutions shall have taken all steps required to complete the transfer of assets from the Buyer NDF and Buyer QDF to a QDF or NDF established by Exelon, as required by Section 5.7, effective as of the Put Option Closing.

7.                                      INDEMNIFICATION

7.1.                            Indemnification.

7.1.1.                  Following the Put Option Closing, Exelon shall indemnify, defend and hold harmless ZionSolutions, its officers, directors, employees, Affiliates, shareholders and agents (each, a “ZionSolutions Indemnitee”) from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (each, an “Indemnifiable Loss”), asserted against or suffered by any ZionSolutions Indemnitee relating to, resulting from or arising out of: (i) any breach by Exelon of the covenants contained in this Agreement; (ii) the Put Option Liabilities; or (iii) any Third Party Claims against a ZionSolutions Indemnitee arising out of or in connection with Exelon’s ownership of the Put Option Assets or the Facilities following the Put Option Closing Date including contractors’ mechanics’, materialmen’s and similar liens and claims arising after the Put Option Closing Date out of the performance of services or the furnishing of materials relating to the Zion Station Site.

7.1.2.                  In the event the End State Conditions cannot be satisfied or the Put Option Closing cannot occur because either: (i) there is an injunction, order or decree against Exelon restraining consummation of the transactions contemplated by this Agreement; or (ii) the NRC has not approved the Amended NRC License and transfer to Exelon because of an issue related solely to Exelon’s ability to qualify for the Amended NRC License, then Exelon shall indemnify and hold harmless the ZionSolutions Indemnitees for any costs or liabilities incurred by the ZionSolutions Indemnitees, to the extent not reimbursed by the Buyer QDF, the Buyer NDF or the Buyer Backup NDT, relating directly or indirectly to the possession and maintenance of the Zion Station Site, including the ISFSI Island, the Spent Nuclear Fuel and the Greater Than Class C Waste, excluding punitive, consequential or special damages (also, an “Indemnifiable Loss”).

7.1.3.                  Following the Put Option Closing, ZionSolutions shall indemnify, defend and hold harmless Exelon, its officers, directors, members, employees, shareholders, Affiliates and agents (each, an “Exelon Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Exelon Indemnitee relating to, resulting from or arising out of: (i) any breach by ZionSolutions of any of the representations and warranties of ZionSolutions contained in this Agreement, but only to the extent that such Indemnifiable Losses exceed One Million Dollars ($1,000,000) individually or Ten Million Dollars ($10,000,000) in the aggregate; (ii) any breach by ZionSolutions of any of the covenants of ZionSolutions contained in this Agreement; and (iii) any Third Party Claims against an Exelon Indemnitee arising out of or in connection with ZionSolutions’ ownership or operation of the Put Option Assets on or prior to the Put Option Closing Date (other than any Third Party Claims that are Put Option Liabilities) including contractors’ mechanics’, materialmen’s and similar liens and claims arising before the Put Option Closing Date out of the performance of services or the furnishing of materials relating to the Zion Station Site.

7.1.4.                  Except to the extent otherwise provided in Section 5.6.4, the rights and remedies of Exelon and ZionSolutions under this Article 7 are exclusive and in lieu of any and all other rights and remedies which Exelon and ZionSolutions may have under this Agreement or otherwise for monetary relief, with respect to: (i) any breach of or failure to perform any covenant, or agreement set forth in this Agreement after the occurrence of the Put Option Closing; or (ii) the Put Option Liabilities or the Excluded Liabilities, as the case may be.  The indemnification obligations of the Parties set forth in this Article 7 apply only to matters arising out of this Agreement.  The maximum aggregate exposure for Indemnifiable Losses by ZionSolutions under clause (i) of Section 7.1.3 shall be Twenty-five Million Dollars ($25,000,000); provided, however, that any intentional misrepresentation or fraudulent breach of any representation or warranty of ZionSolutions contained in this Agreement shall not be subject to the foregoing cap on indemnity (it being understood that the Party seeking indemnity in excess of such cap shall bear the burden of proof of establishing the existence of the intentional misrepresentation or fraudulent breach).

7.1.5.                  Notwithstanding anything to the contrary herein, no Party (including an Indemnitee) shall be entitled to recover from any other Party (including an Indemnifying Party) for any liabilities, damages, obligations, payments, losses, costs or expenses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney’s and other advisor fees suffered by such Party.  ZionSolutions and Exelon waive any right to recover punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement including, but not limited to, losses or damages caused by reason of plant shutdowns or service interruptions, loss of use, profits or revenue, inventory or use charges, cost of purchased or replacement power, interest charges or cost of capital, except to the extent any such punitive, incidental, special, exemplary or consequential damages are paid or payable to a Person not a Party or any Affiliate of a Party by reason of a Third Party Claim.

7.2.                            Defense of Claims.

7.2.1.                  If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a Party or any Affiliate of a Party (a “Third Party Claim”), with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than twenty (20) calendar days after the Indemnitee’s receipt of notice of such Third Party Claim except at otherwise provided by Section 7.2.6.  Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.  The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel; provided, however, that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee.  The Indemnitee shall cooperate in good faith in such defense at such Indemnitee’s own expense.  If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party’s Liability pursuant to this Agreement; provided, however, that the Indemnitee provides written notice to the Indemnifying Party of its intent to settle and such notice reasonably describes the terms of such settlement at least ten (10) Business Days prior to entering into any settlement.

7.2.2.                  If, within twenty (20) days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 7.2.1, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

7.2.3.                  Without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder.  If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect.  If the Indemnitee fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim.  In such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

7.2.4.                  Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than twenty (20) days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of twenty (20) days within which to respond to such Direct Claim.  If the Indemnifying Party does not respond within such twenty (20) day period, the Indemnifying Party shall be deemed to have accepted such claim.  If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

7.2.5.                  The amount of any Indemnifiable Loss shall be reduced to the extent that the Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss.  If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof to the date or repayment at the “prime rate” as published in The Wall Street Journal) shall promptly be repaid by the Indemnitee to the Indemnifying Party.

7.2.6.                  A failure to give timely notice as provided in this Section 7.2 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

8.                                      MISCELLANEOUS PROVISIONS

8.1.                            Amendment and Modification.

Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of ZionSolutions and Exelon; provided, however, that if as a result of the exercise of remedies under the Pledge Agreement, Exelon controls ZionSolutions by reason of the appointment of a majority of the members of the board of directors of ZionSolutions (but does not otherwise control ZionSolutions through ownership of limited liability company membership interests in ZionSolutions), any amendment, modification or change in the terms of this Agreement made after the date on which Exelon acquired such control shall not be effective without the written consent of ZionSolutions’ Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

8.2.                            Waiver of Compliance; Consents.

Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

8.3.                            Survival of Warranties, Covenants and Obligations.

Except as otherwise expressly provided in this Agreement, the warranties, covenants and obligations of the Parties set forth in this Agreement, including without limitation the indemnification obligations of the Parties under Article 7 hereof, shall survive the Put Option Closing indefinitely, and the Parties shall be entitled to the full performance thereof by the other Party hereto without limitation as to time or amount (except as otherwise specifically set forth herein).

8.4.                            Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

8.4.1.                  If to ZionSolutions, to:

ZionSolutions, LLC

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Attention: John Christian

with copies to:

ZionSolutions, LLC

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Attention: Val Christensen

8.4.2.                  if to Exelon, to:

Exelon Nuclear

Exelon Generation Company, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Attention: Carol R. Peterson

with a copy to:

Exelon Nuclear

Exelon Generation Company, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Attention: Bradley Fewell

and

Exelon Corporation

10 South Dearborn Street

Chicago, Illinois 60603

Attention: Bruce G. Wilson

8.5.                            Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of each other Party, such consent not to be unreasonably withheld, nor is this Agreement intended (except as specifically provided herein) to confer upon any other Person except the Parties any rights, interests, obligations or remedies hereunder.  Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.  No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of ZionSolutions (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.  In the event Exelon assigns this Agreement with the consent of ZionSolutions pursuant to this Section 8.5, such assignee shall be defined as “Exelon” for all purposes hereunder thereafter.

8.6.                            Governing Law.

This Agreement shall be governed by and construed in accordance with the law of the State of Illinois (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.  THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS (EASTERN DIVISION) OR ANY STATE COURT SITUATED THEREIN.  THE FOREGOING COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.  SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.7.                            Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.8.                            Attachments and Schedules.

Except as otherwise provided in this Agreement, all Attachments and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a Party to identify the facts or items to which it applies.  Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

8.9.                            Entire Agreement.

This Agreement including the Attachments, Schedules, documents, certificates and instruments referred to herein or therein, and any other documents that specifically reference this Section 8.9, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings including, without limitation, all letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by: (i) Exelon or its Representatives to ZionSolutions or its Representatives; or (ii) ZionSolutions or its Representatives to Exelon or its Representatives, in connection with the sale process that occurred prior to the execution of this Agreement or otherwise in connection with the negotiation and execution of this Agreement.  No communications by or on behalf of ZionSolutions, including responses to any questions or inquiries, whether orally, in writing or electronically, and no information provided in any data room or any copies of any information from any data room provided to Exelon or any other information shall be deemed to: (i) constitute a representation, warranty, covenant, undertaking or agreement of ZionSolutions; or (ii) be part of this Agreement.

8.10.                     Acknowledgment; Independent Due Diligence.

Exelon acknowledges that ZionSolutions has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Put Option Assets or Put Option Liabilities not included in this Agreement and the Schedules hereto.  Exelon further acknowledges that: (i) Exelon, either alone or together with any individuals or entities that Exelon has retained to advise it with respect to the transactions contemplated by this Agreement, has knowledge and experience in transactions of this type and in the business to which the Put Option Assets or Put Option Liabilities relate and is therefore capable of evaluating the risks and merits of acquiring the Put Option Assets and the Put Option Liabilities; (ii) Exelon has relied on its own independent investigation, and has not relied on any information or representations furnished by ZionSolutions or any Representative of ZionSolutions (except as specifically set forth in this Agreement), in determining to enter into this Agreement; (iii) neither ZionSolutions nor any Representative of ZionSolutions has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the Put Option Assets or the assumption of the Put Option Liabilities is prudent, and Exelon is not relying on any representation or warranty by ZionSolutions or any representative or agent of ZionSolutions except as set forth in this Agreement; (iv) Exelon has made independently and without reliance on ZionSolutions (except to the extent that Exelon has relied on the representations and warranties of ZionSolutions in this Agreement) its own analysis of the Put Option Assets, the Put Option Liabilities and of ZionSolutions for the purpose of acquiring the Put Option Assets and assuming the Put Option Liabilities as it considered appropriate to make its evaluation.

8.11.                     Bulk Sales Laws.

Exelon acknowledges that, notwithstanding anything in this Agreement to the contrary, ZionSolutions will not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement.  Exelon hereby waives compliance by ZionSolutions with the provisions of the bulk sales laws of all applicable jurisdictions.

8.12.                     No Joint Venture.

Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to the

Parties.  Except as expressly provided herein, neither Party is or shall act as or be the agent or representative of the other Party.

8.13.                     Change in Law.

If and to the extent that any Laws or regulations that govern any aspect of this Agreement shall change, so as to make any aspect of this transaction unlawful, then the Parties agree to make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such legal or regulatory changes, without materially changing the overall benefits or consideration expected hereunder by any Party.

8.14.                     Severability.

Any term or provision of this Agreement that is held invalid or unenforceable in any situation shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation; provided, however, that the remaining terms and provisions of this Agreement may be enforced only to the extent that such enforcement in the absence of any invalid terms and provisions would not result in: (i) deprivation of a Party of a material aspect of its original bargain upon execution of this Agreement; (ii) unjust enrichment of a Party; or (iii) any other manifestly unfair or inequitable result.

8.15.                     Specific Performance.

Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ZIONSOLUTIONS, LLC

By:	/s/ John A. Christian

Name:	John A. Christian

Title:	President

EXELON GENERATION COMPANY, LLC

By:	/s/ Charles G. Pardee

Name:	Charles G. Pardee

Title:	Senior Vice President and Chief Operating Officer

ATTACHMENTS

ATTACHMENT D-1

ASSIGNMENT AND ASSUMPTION AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the Put Option Agreement dated as of September 1 , 2010 (the “Agreement”) by and between EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (“Exelon”), and ZIONSOLUTIONS, LLC, a Delaware limited liability company (“ZionSolutions”), ZionSolutions, intending to be legally bound, hereby assigns and delegates to Exelon, and Exelon, intending to be legally bound, hereby assumes and agrees to pay, perform, and otherwise discharge, when due, all of the Put Option Liabilities.

Terms used and not defined herein have the meanings given to them in the Agreement.  Nothing herein is intended to augment, limit or supersede in any way the representations, warranties or covenants of ZionSolutions or Exelon set forth in the Agreement.

Notwithstanding anything to the contrary contained in this Assignment and Assumption Agreement, the Put Option Liabilities do not include, and ZionSolutions does not hereby assign or delegate to Exelon, and Exelon does not hereby agree to pay, perform, or otherwise discharge, any Excluded Liabilities.

IN WITNESS WHEREOF, ZionSolutions and Exelon have caused this Assignment and Assumption Agreement to be executed this        day of                   20     .

ZIONSOLUTIONS LLC

By:
Title:

EXELON GENERATION COMPANY, LLC

By:
Title:

ATTACHMENT D-2

BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the Put Option Agreement dated as of September 1, 2010  (the “Agreement”) by and between EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (“Exelon”), and ZIONSOLUTIONS, LLC, a Delaware limited liability company (“ZionSolutions”), and intending to be legally bound hereby, ZionSolutions does hereby unconditionally and irrevocably sell, convey, grant, assign and transfer to Exelon, its successors and assigns, all of the ZionSolutions’ right, title and interest in and to the Put Option Assets.

Terms used and not defined herein have the meanings given to them in the Agreement.  Nothing herein is intended to augment, limit or supersede in any way the representations and warranties of ZionSolutions set forth in the Agreement.

Notwithstanding anything to the contrary contained in this Bill of Sale, the Put Option Assets do not include, and ZionSolutions does not hereby sell, convey, assign or transfer to Exelon, any of Zion Solutions’ right, title or interest in or to any properties other than the Put Option Assets.

IN WITNESS WHEREOF, ZionSolutions has caused this Bill of Sale to be executed this          day of                  20     .

ZIONSOLUTIONS, LLC

By:
Title:

ACCEPTED AND AGREED:

EXELON GENERATION COMPANY, LLC

By:
Title:

ATTACHMENT D-3

PUT OPTION EXERCISE NOTICE

[Date]

Exelon Generation Company, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Attention:  Carol R. Peterson

Ladies and Gentlemen:

Reference is made to the Put Option Agreement, dated as of September 1, 2010 (the “Agreement”), by and between Exelon Generation Company, LLC, a Pennsylvania limited liability company (“Exelon”), and ZionSolutions, LLC, a Delaware limited liability company (“ZionSolutions”).  Terms used and not defined herein have the meanings given to them in the Agreement.

This letter is the Put Option Exercise Notice contemplated by Section 2.1 of the Agreement, which constitutes the election by ZionSolutions to exercise the Put Option.  The exercise of the Put Option is unconditional and irrevocable, excepting only conditions to the Put Option Closing set forth in the Agreement.

ZIONSOLUTIONS, LLC

By:
Title:

Copy to:

Exelon Generation Company, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Attention:  Bradley Fewell

Exelon Corporation

10 South Dearborn Street

Chicago, Illinois 60603

Attention: Bruce G. Wilson